EXHIBIT 24.1
     An Integrated Energy Company
October 24, 2008
Mr. James E. Brunner
Mrs. Catherine M. Reynolds
Mr. Thomas J. Webb
CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201-2276
CMS Energy Corporation proposes to file a registration statement(s) with the Securities and Exchange Commission with respect to the Stock Purchase Plan of CMS Energy Corporation.
We hereby appoint each of you, with full power of substitution and full power to act without the other, lawful attorney-in-fact for each of us and in each of our names to sign and cause to be filed with the Securities and Exchange Commission and The New York Stock Exchange a registration statement(s) and/or any appropriate amendment or amendments to said registration statement(s), to be accompanied by a prospectus or supplemental prospectus and any necessary exhibits and other documents in connection therewith, with the Securities and Exchange Commission or The New York Stock Exchange.

/s/ K. Whipple	/s/ Philip R. Lochner, Jr.

Kenneth Whipple	Philip R. Lochner, Jr.

/s/ Merribel S. Ayres	/s/ M. T. Monahan

Merribel S. Ayres	Michael T. Monahan

/s/ Jon E. Barfield	/s/ Joseph F. Paquette, Jr.

Jon E. Barfield	Joseph F. Paquette, Jr.

/s/ Richard M. Gabrys	/s/ Percy A. Pierre

Richard M. Gabrys	Percy A. Pierre

/s/ D. W. Joos	/s/ K. L. Way

David W. Joos	Kenneth L. Way

/s/ John B. Yasinsky John B. Yasinsky
One Energy Plaza — 12th Floor — Jackson, MI 49201-2276 — Tel: 517 788 0550 — E-mail: www.cmsenergy.com